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Exhibit 99.1

News Release
	Contacts:	Matt Assiff, SVP & CFO Copano Energy, LLC 713-621-9547
FOR IMMEDIATE RELEASE FINAL FOR APPROVAL
Ken Dennard / ksdennard@drg-e.com Jack Lascar / jlascar@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. CLOSES INITIAL PUBLIC OFFERING INCLUDING UNDERWRITERS' EXERCISE OF OVER-ALLOTMENT OPTION FOR 750,000 UNITS

        HOUSTON—November 15, 2004—Copano Energy, L.L.C. ("Copano" or the "Company") (NASDAQ: CPNO) announced today that it has closed its initial public offering of 5,750,000 common units at a price of $20.00 per unit. The offering includes the 750,000 unit over-allotment option that has been exercised by the underwriters. Total proceeds (net of underwriting discount) from the sale of the units (including the exercise of the underwriters' over-allotment option) were $106.95 million. Copano used the net proceeds of the initial public offering to redeem outstanding redeemable preferred units from investment partnerships managed by EnCap Investments, L.L.C. and Credit Suisse First Boston Private Equity, repay indebtedness and pay remaining offering expenses. Copano used the net proceeds from the exercise of the underwriters' over-allotment option to redeem common units, on a pro rata basis, from investment partnerships managed by EnCap Investments, L.L.C. and Credit Suisse First Boston Private Equity.

        Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate transmission pipelines and natural gas processing assets in the Texas Gulf Coast region.

        The initial public offering was led by RBC Capital Markets Corporation and co-managed by KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Sanders Morris Harris Inc.

        This press release is not an offer to sell, nor the solicitation of any offer to buy, any securities. Any offer will be made by means of the prospectus. A copy of the final prospectus relating to the offering may be obtained from RBC Capital Markets Corporation, Dain Rauscher Plaza, 60 South 6th Street, Minneapolis, MN 55402, Attn: Syndicate Department, Phone: (612) 371-2818.

        This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company's actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano's Securities and Exchange Commission filings.

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  Exhibit 99.1